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                                 EXHIBIT 10.Q







January 29, 1996




Mr. Donald R. Kayser
Louisiana-Pacific Corporation
111 S.W. Fifth Avenue
Portland, Oregon  97204

                           Re:  Consulting Agreement

Dear Mr. Kayser:

    1. Engagement. Louisiana-Pacific Corporation ("L-P") hereby agrees to engage you as a consultant ("Consultant") to L-P pursuant to the terms of this agreement ("Agreement"), and Consultant agrees to perform said consulting services.

    2.    Term.

          (a) This Agreement shall commence on January 30, 1996, and shall remain in full force and effect until April 30, 1996.

          (b) Upon the expiration of this Agreement, neither L-P nor Consultant shall have any liability or obligation to the other, except for (i) the obligation of L-P to pay Consultant any due and payable consulting fee pursuant to Section 4 for his consulting services rendered to L-P prior to the expiration of this Agreement, and (ii) the obligation of L-P to reimburse expenses incurred by Consultant pursuant to Section 6, all of which shall survive the expiration of this Agreement.

    3. Consulting Services. Consultant shall provide consulting services to L-P as requested by the Chairman and Chief Executive Officer which shall include advice on transitional issues and other mutually agreeable projects. As may be requested by L-P, Consultant shall provide L-P with monthly statements setting forth in reasonable detail the consulting services that Consultant provided to L-P during the prior month.

    4. Compensation. L-P shall pay Consultant a retainer fee of $22,500 for consulting services during the term of this Agreement, payable at the rate of one-third (1/3) of that amount on each of February 28, 1996, March 31, 1996, and April 30, 1996. Such retainer entitles L-P to consulting services of five (5) days per month beginning February 1, 1996, or an aggregate of 15 days for the term of this Agreement. In the event that Consultant performs more than 15 days of consulting services during the term of this Agreement at the request of L-P, such additional services shall be paid at the rate of $1,500 per day.

    5. Nature of Relationship. Consultant shall perform his consulting services hereunder in the capacity of an independent contractor and not as an employee or agent of L-P. In the performance of his consulting services under this Agreement, Consultant shall not be considered as being employed by L-P for any purpose, including, without limitation, with respect to employee benefits
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Mr. Donald R. Kayser
January 29, 1996
Page Two





generally applicable to L-P employees. L-P shall carry no workers compensation insurance or health or accident insurance for Consultant. L-P shall pay no amounts on account of Consultant for purposes of Social Security, unemployment insurance or federal or state withholding taxes, and L-P shall not provide any other contributions or benefits for Consultant which might be expected in the context of an employer-employee relationship.

    6. Expenses. During the term of this Agreement, L-P shall be responsible for Consultant's reasonable expenses incurred in performing his consulting services hereunder, including expenses for travel, telephone, mail and similar items, and transportation expenses between Consultant's primary office in Boise, Idaho and Portland, Oregon. In addition, during the term of this Agreement, L-P shall provide to Consultant appropriate office space and services at the corporate office of L-P in Portland, Oregon, the exclusive use of the apartment leased by L-P at 1500 S.W. Fifth Avenue and exclusive use of the Buick Park Avenue automobile leased by L-P (or a suitable substitute).

    7.    Parties Bound.   The rights and obligations of L-P under this
Agreement shall inure to the benefit of and shall be binding upon its successors and assigns.

    8. Governing Law. Any dispute arising under this Agreement shall be governed by the laws of the State of Oregon.

    9. Limitation of Liability of Consultant. Consultant shall not be liable for any error of judgment or mistake of law or for any loss suffered by L-P in connection with the matters to which this Agreement relates, except a loss resulting from gross negligence or willful misconduct on Consultant's part in the performance of his consulting services hereunder.


                                  LOUISIANA-PACIFIC CORPORATION


                                  /s/ MARK A. SUWYN
                                  Chairman and Chief Executive Officer




AGREED AND ACCEPTED:


/s/ DONALD R. KAYSER


DATE: ______________________